Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-176653 and 333-193884 on Form S-3 and Registration Statement Nos. 333-185096, 333-191166 and 333-191712 on Form S-8 of our report dated March 30, 2012, relating to the consolidated financial statements of Power Solutions International, Inc. and subsidiaries for the year ended December 31, 2011, appearing in the Annual Report on Form 10-K of Power Solutions International, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 28, 2014